EXHIBIT 5

                                                            October 3, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                      Re: Alliance Capital Management L.P.
                          SCB Deferred Compensation Award Plan

Dear Sirs:

     I am a Senior Vice President and the General Counsel of Alliance Capital Management Corporation, the General Partner of Alliance Capital Management L.P., a Delaware limited partnership (the "Partnership"), and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of $96,000,000 of Deferred Compensation Obligations available for grant under the Partnership's SCB Deferred Compensation Award Plan (the "Plan").

     As counsel for the Partnership, I, or attorneys under my supervision, have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

     Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations, when granted under the Plan, will be duly authorized, validly issued, binding obligations of the Partnership.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ David R. Brewer, Jr.
                                                --------------------------------
                                                David R. Brewer, Jr.